UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 7, 2005

Eli Lilly and Company
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-06351	35-0470950
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Lilly Corporate Center, Indianapolis, Indiana		46285
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-276-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 7, 2005, Eli Lilly Services, Inc. (the "Issuer"), an indirect wholly owned finance subsidiary, organized in the British Virgin Islands, of Eli Lilly and Company (the "Company"), entered into a Purchase Agreement among the Issuer, the Company and the initial purchasers named therein, pursuant to which the Issuer will issue $1,500,000,000 of its Floating Rate Notes due 2008 (the "Notes"). The Company will fully and unconditionally guarantee payments of the principal of and interest on the Notes. The Notes are expected to be issued on or about September 14, 2005.

The Issuer intends to lend the proceeds from this offering to its direct parent, Eli Lilly S.A., an indirect wholly owned operating subsidiary of the Company through which the Company conducts certain of its international operations. Eli Lilly S.A. intends to use the funds lent by the Issuer to fund dividends ultimately to be paid to or for the benefit of the Company. The Company intends to use any proceeds to it from the offering for general corporate purposes in a manner consistent with the American Jobs Creation Act of 2004.

The Notes and the related guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes were offered only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A or to persons outside the United States in accordance with Regulation S under the Securities Act.

The Notes will be issued pursuant to an Indenture, dated as of August 9, 2005, by and among the Company, the Issuer and Citibank, N.A., as trustee. The terms of the Notes are governed by the Indenture.

The Notes will mature on September 12, 2008. Interest is payable quarterly in arrears on December 12, March 12, June 12 and September 12 of each year, beginning on December 12, 2005. Interest will accrue on the Notes from and including September 14, 2005 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. The Notes will bear interest at a per annum rate equal to the "3-Month LIBOR Rate" (as defined in the Notes) plus 5 basis points (0.05%). The 3-Month LIBOR Rate will be reset quarterly on each interest payment date, beginning on, and including, December 12, 2005. Interest will be computed on the basis of a 360-day year and the actual number of days in each quarterly interest payment period.

At the option of the Issuer, the Notes may from time to time be redeemed, in whole or in part on a pro rata basis, on any interest payment date on or after September 12, 2006, at a redemption price of 100% of principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

In the event of the occurrence of (i) a default in any payment of interest on a Note and the continuation thereof for a period in excess of 30 days; (ii) a default in any payment of principal on a Note; (iii) certain events involving bankruptcy, insolvency or reorganization of the Issuer or the Company; or (iv) a default or breach of certain material covenants or warranties of the Issuer or the Company in the Indenture, and the continuance thereof for 90 days after holders of at least 25% of the outstanding Notes provide notice to the Issuer, Company and trustee (or the trustee provides notice to the Issuer and the Company), then in any such case the trustee or the holders may, by satisfying the notice provisions of the Indenture and the Notes, declare the principal amount of, plus any accrued and unpaid interest on, all the Notes to be due and payable immediately.

The foregoing descriptions of the Notes and the guarantees are qualified in their entirety by reference to the full text of the terms of Notes, the related guarantees and the Indenture.

Item 7.01 Regulation FD Disclosure.

In connection with the Notes offering described above, the Company is providing prospective Note purchasers with an update on the Company’s Zyprexa® product liability litigation. Reference is made here to the prior disclosure of the litigation in the Company’s Form 10-Q for the quarter ended June 30, 2005, including three pending suits in the Federal District Court for the Eastern District of New York that purport to be nationwide class actions on behalf of Zyprexa patients, consumers and/or payors. On August 25, 2005, an additional lawsuit was filed in the same court that purports to be a class action on behalf of all consumers and third party payors who have purchased, reimbursed or paid for Zyprexa. As with the previous suits, the new suit alleges that the Company inadequately tested for and warned about side effects of Zyprexa and improperly promoted the drug. The suit seeks to recover amounts paid for Zyprexa by members of the proposed class. The suit is brought under certain state consumer protection statutes, the federal civil RICO statute (18 U.S.C. §1961 et seq.), and common law theories, and seeks treble damages, punitive damages, and attorneys fees. This suit does not affect the previously disclosed agreement in principle to settle the majority of the Zyprexa product liability claims known to the Company. The parties to the agreement in principle continue to negotiate a final settlement agreement. The Company is prepared to continue its vigorous defense of Zyprexa in all remaining cases against it, including this new suit.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eli Lilly and Company

September 8, 2005	By:	Thomas W. Grein

Name: Thomas W. Grein
Title: Vice President and Treasurer